EXHIBIT 99.1

March 31, 2011

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES OIL ACQUISITION

MIDLAND, TEXAS, March 31, 2011 – Mexco Energy Corporation (AMEX: MXC) (the “Company”) announced the purchase of working interests in 160 gross acres in the Fuhrman-Mascho Field of Andrews County, Texas, for an approximate purchase price of $670,000.  The Company funded the cash purchase price primarily from its $5.0 million credit facility and the balance from working capital.

This acreage contains four (4) wells, three of which are producing from the San Andres and one recently drilled well from the Grayburg and San Andres formations at an approximate depth of 5,000 feet.  These wells are operated by Cone and Petree Oil & Gas Exploration, Inc.  The Company owns working interests of approximately 10.8% (7.77% net revenue interest) in this property.

This property contains an additional 11 potential drill sites in the Grayburg and San Andres formations, with more dense spacing of approximately 10 acres per well.  This new spacing in the Fuhrman-Mascho Field has been shown to increase production.

The Fuhrman-Mascho Field of Andrews County, Texas was discovered in 1930. This field currently contains approximately 2,400 producing wells. Cumulative production from the field to date is approximately 122 million barrels of oil and 122 billion cubic feet of gas.

 “This acquisition represents a valuable addition of long-lived oil reserves for the Company with future development drilling locations surrounded by producing oil wells,” said Nicholas C. Taylor, President and CEO of Mexco.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

Safe Harbor Language on Forward Looking Statements:
This communication includes forward-looking statements.  We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. The forward-looking statements include statements about anticipated timing for development on the acquired properties.  Management's assumptions and the future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these projections can or will be met.  Actual events or results may differ materially from the forward-looking statements.  The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations.  Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of the Annual Report on Form 10-K filed by Mexco with the SEC on June 29, 2010.  All of the forward-looking statements made in this communication are qualified by these cautionary statements.

Mexco Contact:
Tammy L. McComic, Executive Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119